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                                                                     EXHIBIT 5.1

                        [COVINGTON & BURLING LETTERHEAD]

                                                      August 5, 2005


Radio One, Inc.
5900 Princess Garden Parkway, 7th Floor
Lanham, MD 20706

Ladies and Gentlemen:


         We are acting as counsel in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to the Registration Statement on Form S-4 File No. 333- , as amended to the date hereof (as so amended, the "Registration Statement") filed with the Securities and Exchange Commission, of (i) $200,000,000 in aggregate principal amount of 6 3/8% Senior Subordinated Notes due 2013 (the "Exchange Notes") of Radio One, Inc., a Delaware corporation (the "Issuer"), and (ii) Guarantees of the Exchange Notes (the "Guarantees" and together with the Exchange Notes, the "Securities") by certain subsidiaries of the Issuer listed on Schedule A hereto (collectively the "Guarantors"), in each case to be issued pursuant to the indenture, dated February 10, 2005 (the "Indenture"), among the Issuer, the Guarantors, and The Bank of New York, as trustee (the "Trustee").


         We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic, that all copies of documents submitted to us conform to the originals, and that the Exchange Notes have been duly authenticated by the Trustee as provided in the Indenture governing the Exchange Notes. We have assumed further that the Issuer and the Guarantors are duly organized, validly existing and in good standing under the laws of the state in which each is organized and that each has the requisite power, authority and legal right to execute, deliver and perform the Exchange Notes and Guarantees, as applicable.


         We have relied as to certain matters on information obtained from public officials, officers of the Issuer and the Guarantors, and other sources believed by us to be responsible.


         Based upon the foregoing, and subject to the qualifications set forth herein, we are of the opinion that when the Registration Statement has become effective and the Exchange Notes have been duly executed and authenticated in accordance with the Indenture and have been duly issued and delivered by the Issuer in exchange for $200,000,000 in aggregate principal amount of 6 3/8% Senior Subordinated Notes due 2013 previously issued by the Issuer, all in accordance with the exchange offer contemplated by the Registration Statement, and assuming compliance with the Securities Act, the Exchange Notes will constitute the valid and binding obligations of the Issuer and the Guarantees will constitute the valid and binding obligations of the Guarantors,

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COVINGTON & BURLING

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in each case enforceable against such party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.


         The foregoing opinion is subject to the qualifications that we express no opinion as to (i) waivers of defenses or statutory or constitutional rights or waivers of unmatured claims or rights, (ii) rights to indemnification, contribution or exculpation to the extent that they purport to indemnify any party against, or release or limit any party's liability for, its own breach or failure to comply with statutory obligations, or to the extent such provisions are contrary to public policy, or (iii) rights to collection or liquidated damages or penalties on overdue or defaulted obligations.


         We are members of the bar of the State of New York. We do not express any opinion herein on any laws other than the law of the State of New York, the Delaware General Corporation Law, the Delaware Revised Uniform Limited Partnership Act, the Delaware Limited Liability Company Act and the Federal law of the United States of America.


         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Prospectus contained in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                                  Very truly yours,

                                                  /S/ Covington & Burling
                                                  Covington & Burling


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                                                                      SCHEDULE A

                                   GUARANTORS

1.       Radio One Licenses, LLC
2.       Bell Broadcasting Company
3.       Radio One of Detroit, LLC
4.       Radio One of Atlanta, LLC
5.       ROA Licenses, LLC
6.       Radio One of Charlotte, LLC,
7.       Radio One of Augusta, LLC
8.       Charlotte Broadcasting, LLC
9.       Radio One of North Carolina, LLC
10.      Radio One of Boston, Inc.
11.      Radio One of Boston Licenses, LLC
12.      Blue Chip Merger Subsidiary, Inc.
13.      Blue Chip Broadcast Company
14.      Blue Chip Broadcasting, Ltd.
15.      Blue Chip Broadcasting Licenses, Ltd.
16.      Blue Chip Broadcasting Licenses II, Ltd.
17.      Radio One of Texas, LP
18.      Radio One of Indiana, LP
19.      Radio One of Texas I, LLC
20.      Radio One of Texas II, LLC
21.      Radio One of Indiana, LLC
22.      Satellite One, L.L.C.
23.      Hawes-Saunders Broadcast Properties, Inc.
24.      Radio One of Dayton Licenses, LLC
25.      New Mableton Broadcasting Corporation
26.      Radio One Media Holdings, LLC